SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ACCESS ANYTIME BANCORP, INC

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For Immediate Release:

     First National Bank Holding Company and Access Anytime BanCorp, Inc. Announce Merger

Scottsdale, Arizona/Albuquerque, New Mexico (July 21, 2003) — First National Bank Holding Company, parent company of First National Bank of Arizona and First National Bank of Nevada, and Access Anytime BanCorp, Inc. (Nasdaq SmallCap: AABC), parent company of FirstBank, jointly announced today that they have entered into a definitive agreement providing for the merger of Access Anytime BanCorp with and into First National Bank Holding Company, pending satisfactory completion of due diligence by First National Bank Holding Company by August 15, 2003, regulatory approval and approval by the Access Anytime BanCorp stockholders.

At March 31, 2003, First National Bank Holding Company had assets of $1.38 billion and Access Anytime BanCorp had $196.7 million in assets. The transaction is expected to be completed in the third quarter of 2003.

Pursuant to the merger agreement, stockholders of Access Anytime BanCorp will receive $14.49 in cash for each share of common stock of Access Anytime BanCorp. The purchase price represents approximately a 42% premium over the $10.20 closing market price of the Access Anytime BanCorp’s common stock on Monday, July 21, 2003. The transaction has a total cash value on a fully diluted basis of approximately $22 million, inclusive of amounts payable to holders of stock options and other rights to acquire Access Anytime BanCorp common stock.

First National Bank Holding Company was founded in 1998, and has owned its two bank subsidiaries, First National Bank of Arizona and First National Bank of Nevada, since 1999 and 1998, respectively. First National Bank of Arizona currently has 20 bank branches located Arizona. First National Bank of Nevada currently has 13 bank branches located in Nevada.

FirstBank, headquartered in Clovis, New Mexico, currently has eight locations located throughout New Mexico: four in Albuquerque, two in Clovis, one in Gallup, and one in Portales. Customers of FirstBank will benefit from access to a broader range of products and services and an expanded network of banking facilities offered by First National Bank of Arizona and First National Bank of Nevada.

Raymond A. Lamb, Chairman and Chief Executive Officer of First National Bank Holding Company, stated, “We are very pleased to announce this merger with Access Anytime BanCorp. This transaction provides First National Bank Holding Company with an opportunity to expand into an adjacent and attractive market area. With the acquisition of Access Anytime BanCorp we will now be well positioned to pursue other growth opportunities. We look forward to welcoming FirstBank’s customers and employees.”

Norman R. Corzine, Chairman and Chief Executive Officer of Access Anytime BanCorp, stated, “We believe that this transaction will benefit our shareholders, customers, employees and community. Now that we will be part of a larger organization, our customers can expect us to offer additional banking products and services and our employees will have the opportunity to grow and prosper as part of a larger community bank with a similar customer service philosophy. As part of First National Bank Holding Company, we will be in a stronger competitive position in the years ahead.”

When the acquisition is completed, First National Bank Holding Company will have assets of approximately $1.64 billion and 41 full service banking centers located in three southwestern states.

For further information, please contact: Norman R. Corzine, Chairman and Chief Executive Officer, Access Anytime BanCorp, Inc. at (505) 299-0900 or Raymond A. Lamb, Chairman and Chief Executive Officer, First National Bank Holding Company at (480) 609-5500.

Forward-Looking Statements

This news release contains certain forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) about the proposed merger of First National Bank Holding Company and Access Anytime BanCorp. First National Bank Holding Company and Access Anytime BanCorp intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking those safe harbor provisions. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings, and anticipated future results. The companies undertake no obligation to update these forward-looking statements in the future. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating First National Bank Holding Company and Access Anytime BanCorp, increased competitive pressures, changes in the interest rate environment, changes in general economic and political conditions, legislative and regulatory changes that adversely affect the business in which First National Bank Holding Company and Access Anytime BanCorp are engaged, and changes in the securities markets. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Additional Information About the Merger and Where to Find It

Stockholders of Access Anytime BanCorp and other investors are urged to read the proxy statement that Access Anytime BanCorp will file with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger because it will contain important information about Access Anytime BanCorp, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. Investors will be able to obtain the proxy statement and all other documents filed with the SEC by Access Anytime BanCorp free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Access Anytime BanCorp will be available free of charge from Kathy Allenberg, Corporate Secretary, Access Anytime BanCorp, Inc. at PO Box 16810, Albuquerque, New Mexico 87191-6810, telephone (505) 299-0900. Stockholders of Access Anytime BanCorp should read the proxy statement carefully before making a decision concerning the merger.

Access Anytime BanCorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Access Anytime BanCorp’s stockholders to approve the merger. Information about the directors and executive officers of Access Anytime BanCorp and their ownership of Access Anytime BanCorp’s common stock is set forth in Access Anytime BanCorp’s proxy statement for its 2003 annual meeting of stockholders, as filed with the SEC on March 18, 2003, which is available as described in the preceding paragraph.